Exhibit (a)(1)(xv)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

Fox & Hound Restaurant Group

at

$16 Net Per Share

by

F&H Finance Corp.

an indirect wholly-owned subsidiary of

Levine Leichtman Capital Partners III, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, FEBRUARY 6, 2006, UNLESS EXTENDED.

January 20, 2006

To Our Clients:

Enclosed for your consideration is a Supplement, dated January 20, 2006 (the “Supplement”), to the Offer to Purchase, dated January 6, 2006 (as amended and supplemented from time to time, the “Offer to Purchase”), and the related revised Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by F&H Finance Corp., a Delaware corporation (“Offeror”), an indirect wholly-owned subsidiary of Levine Leichtman Capital Partners III, L.P., a California limited partnership, to purchase all of the shares of common stock, $0.01 par value per share (the “Shares”), of Fox & Hound Restaurant Group, a Delaware corporation (the “Company”), that are issued and outstanding, for $16.00 per Share, net to the seller in cash without interest, less applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase. The Offer is being made in connection with the Amended and Restated Agreement and Plan of Merger, dated as of January 17, 2006 (the “Amended Merger Agreement”), among Offeror, Fox Acquisition Company, a Delaware corporation (“FAC”), and the Company. Holders of Shares whose certificates for such Shares (the “Certificates”) are not immediately available or who cannot deliver their Certificates and all other required documents to The Bank of New York (the “Depositary”) or complete the procedures for book-entry transfer prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase, as supplemented by Section 3 of the Supplement.

We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer and the Supplement.

Your attention is directed to the following:

1. The increased offer price is $16.00 per Share, net to you in cash without interest, less applicable withholding taxes.

2. The Offer is being made for all of the outstanding Shares.

3. The Board of Directors of the Company, based on the unanimous recommendation of a special committee consisting of independent directors and the advice of the Company’s independent counsel and financial advisor, has unanimously (a) approved the Offer and the Merger (as defined in the Offer to Purchase), (b) determined that the Offer and the Amended Merger Agreement are fair to and in the best interests of the Company and its stockholders and (c) resolved to recommend acceptance of the Offer to the stockholders, and that the stockholders tender their Shares pursuant to the Offer and, if applicable, vote to adopt the Amended Merger Agreement.

4. The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Monday, February 6, 2006, unless the Offer is extended. Holders of Shares will again have withdrawal rights at any time after March 6, 2006.

5. The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, when added to the Shares, if any, then owned by Offeror or FAC represents at least a majority of the Shares outstanding on a fully-diluted basis. See Sections 1 and 15 of the Offer to Purchase, as supplemented by Sections 1 and 15 of the Supplement.

6. Tendering stockholders who are record owners of their Shares and tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of either the original or revised Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Offeror pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. In either case, federal income tax backup withholding at a rate of 28% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 10 of either the original or revised Letter of Transmittal.

IF YOU HAVE ALREADY TENDERED SHARES PURSUANT TO THE OFFER AND HAVE NOT WITHDRAWN SUCH SHARES, YOU NEED NOT TAKE ANY FURTHER ACTION TO RECEIVE THE INCREASED OFFER PRICE OF $16.00 PER SHARE, IF SHARES ARE ACCEPTED AND PAID FOR BY THE OFFEROR PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED.

The Offer is being made solely by the Offer to Purchase, the Supplement, and the related Letter of Transmittal and any supplements or amendments thereto and is being made to all holders of Shares. Offeror is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Offeror will make a good faith effort to comply with such state statute. If, after such good faith effort, Offeror cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

If you wish to have us tender any or all of your Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

Instructions with Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

FOX & HOUND RESTAURANT GROUP

at $16 Net Per Share

by

F&H FINANCE CORP.

an indirect wholly-owned subsidiary of

LEVINE LEICHTMAN CAPITAL PARTNERS III, L.P.

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated January 6, 2006, the enclosed Supplement, dated January 20, 2006 (the “Supplement”) to the Offer to Purchase and the related revised Letter of Transmittal (which, together with the Offer to Purchase, the Supplement and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by F&H Finance Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Levine Leichtman Capital Partners III, L.P., a California limited partnership, to purchase all the shares of common stock, $0.01 par value per share (“Shares”), of Fox & Hound Restaurant Group that are issued and outstanding.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer and the Supplement.

Number of Shares to be Tendered:*

SIGN HERE
Account Number:

Date: , 2006
Signature(s)

(Print Name(s))

(Print Address(es))

(Area Code and Telephone Number(s))

(Taxpayer Identification or Social Security Number(s))

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.